EXHIBIT 99.1

For further Information:

At the Company:	At The Investor Relations Company:	Corporate Headquarters Address:
Ron Santarosa	Tad Gage or Woody Wallace	1880 Century Park East, Suite 800
805-322-9333	312-245-2700	Los Angeles, CA 90067

FOR IMMEDIATE RELEASE

First California Financial Group Reports First

Full Quarter of Results Following Merger

•	2Q 2007 EPS of 25 cents/share versus 1Q 2007 loss

•	Bank integration completed

•	Loans, deposits up more than 100 percent versus year-ago quarter

•	Asset quality remains high

Los Angeles, CA, July 26, 2007 – First California Financial Group, Inc. (Nasdaq:FCAL) today reported net income of $3.1 million for its second quarter ended June 30, 2007, or 25 cents per diluted share, reversing a $1.1 million net loss posted in the 2007 first quarter. A year ago second quarter net income was $1.1 million or 19 cents a diluted share. For first half 2007, First California reported net income of $2.0 million or 20 cents per diluted share. The per share data for 2007 reflects the increase in outstanding weighted average shares that resulted from issuing 5.9 million common shares in connection with a merger of three banks completed in the 2007 first quarter.

“In our first full operational quarter as First California Financial Group, we completed the conversion of critical technological, back office, lending and other operations and maintained high levels of client service,” said C. G. Kum, president and CEO. “I am proud of our employees, who worked very hard to make the physical transition happen quickly. We continue to focus on integrating personnel and enhancing the First California culture. We have an excellent foundation. The fact we returned to profitability so quickly following the creation of our holding company, even with some merger-related expenses, is an encouraging sign for the future.”

First California Financial Group, Inc. was a wholly owned subsidiary of National Mercantile Bancorp formed to facilitate the reincorporation merger with National Mercantile and the merger with FCB Bancorp, which occurred in March 2007. Accordingly, First California’s historical balance sheet and results of operations before the merger are the same as the historical information of National Mercantile. The FCB merger, completed on March 12, has been accounted for using the purchase method of accounting. Accordingly, the balance sheet of the company at the end of the first and second quarter includes preliminary estimates of the fair value of the assets acquired and liabilities assumed from operations. The company’s results of operations, however, include approximately 19 days of FCB’s results for the 2007 first quarter and 110 days of FCB’s results for the first six months of 2007.

Net interest income for the second quarter jumped to $11.7 million, up 96 percent from $6.0 million for the same quarter a year ago, primarily because of the merger. The net interest margin on a tax equivalent basis for the second quarter this year was 5.06 percent, down from 5.26 percent for the 2006 second quarter. Net interest income for the first half of 2007 was $18.8 million compared with $11.7 million for the same period last year.

Noninterest income includes service charges on deposit accounts, fees and other income as well as income from loan sales and commissions and trading gains and losses from non-hedge derivatives. Service charges, fees and other income for the second quarter nearly tripled to $851,000 from $264,000 for the second quarter a year ago because of the merger. For the first six months of 2007 service charges, fees and other income was $1.3 million compared with $0.7 million a year ago.

New revenue sources that resulted from the merger – loan sales and commissions – were $816,000 in second quarter 2007. There were no loan sales and commissions in the second quarter last year. In addition, the company’s valuation of certain interest rate swaps (non-hedge derivatives) in the second quarter 2006 resulted in a loss of $369,000. The early termination of these swaps led to a $550,000 gain in the 2006 third quarter. There were no trading gains or losses on non-hedge derivatives in the first half 2007.

The efficiency ratio was 62 percent for the second quarter of 2007 compared with 64 percent a year ago. For the first six months, the efficiency ratio was 64 percent compared with 65 percent for the same period last year.

Loans and Deposits Double; Asset Quality Strong

As of June 30, 2007 loans stood at $731.1 million up 108 percent from $351.2 million at the end of the 2006 second quarter. Deposits ended the 2007 second quarter at $776.6 million, also up 108 percent from $372.6 million at the end of second quarter last year. The increase in loans and deposits reflects the merger completed with FCB Bancorp.

The ratio of the allowance for loan losses to loans was 1.13 percent at the end of the second quarter. There was no provision for loan losses in either the second or first quarter of 2007. A year ago, the provision for loan losses was $40,000 for the second quarter of 2006 and $32,000 for the first quarter of 2006.

Nonaccrual loans at June 30, 2007 were $5.9 million or 0.8 percent of total loans. The increase in nonaccrual loans in the second quarter represents primarily a matured real estate secured loan. The company anticipates full repayment of this loan with interest and does not anticipate a loss.

Kum noted: “A hallmark of the banks involved in our merger has been the high quality and low losses related to our lending portfolios. Continuing this trend is a cornerstone of our culture.”

Bank Integration Completed

Management completed the physical and technological integration of Mercantile National Bank, South Bay Bank, N.A. and First California Bank. On June 18, the three banks became one, operating under the First California Bank brand name.

The integration program included installing existing First California Bank technology in all offices, selective staff reductions and space consolidation. The integration activity resulted in pre-tax charges of approximately $1.4 million in the second quarter. Previously, in the first quarter, this activity resulted in pre-tax charges of $3.5 million. Integration charges include $1.2 million of severance for the former chief executive officer of National Mercantile Bancorp, $1.8 million representing the cost to exit National Mercantile technology as well as severance for other personnel and technology implementation costs. The company closed loan production offices in Torrance and Costa Mesa and has moved the affected personnel to its full-service branch locations in Torrance and Irvine. The company does not anticipate any further integration activity charges.

With the three banks under one charter, First California completed the sale of the national bank charters to United Central Bank and The Independent BankersBank, both of Texas, and recognized a pre-tax gain of $2.4 million in the second quarter.

“While the technical, financial and operating conversion is complete, strengthening and reinforcing our client-centric service culture is an ongoing process,” explained Kum. “We are implementing training programs to give our employees the skills needed to provide the best service in our market.”

Debt Refinancing Lowers Interest Expense

First half results include a pre-tax charge of $1.6 million related to a debt refinancing completed in first quarter 2007. The company elected to redeem all of the $15.5 million outstanding 10.25 percent fixed rate junior subordinated debentures due July 25, 2031. The debentures were redeemable at a price of 107.6875 percent of the principal amount outstanding plus accrued interest. To redeem the debentures, the company issued new $16.5 million, 6.8 percent fixed/floating rate junior subordinated debentures due March 15, 2037. For the first five years the interest rate is fixed. Thereafter the interest rate resets quarterly to the three-month LIBOR rate plus 1.6 percent. These debentures are redeemable at par, in whole or in part, any time after March 15, 2012. The refinancing should save approximately $500,000 a year in pre-tax interest expense as a result of the lower interest rate, the company noted.

Second Half Outlook

During the second half, management anticipates completing the integration of employees into the new First California culture, and blending the cultures of the three merged banks. Management will develop its growth plan for implementation in 2008, and begin a marketing campaign to broaden awareness of the First California Bank brand throughout its served markets. The company notes that the Southern California business climate continues to be strong, with low unemployment, continuing demand for new commercial construction, and a positive business lending environment.

“This remains a competitive banking and lending environment,” noted Kum. “Our first half loan and deposit growth was modest, and the environment remains rate-sensitive. We anticipated a stable demand, and were within plan in loan and deposit levels. In the second half, we will seek out new business clients, and we are in a position to benefit from any acceleration in the Southern California business economy.

“We will implement initiatives to solidify and strengthen client relationships, and make sure that we firmly establish among our employees the First California culture of client service. Most of our clients are small- and medium-sized businesses, and they require their bank of choice to offer outstanding service, a full range of products and exceptional attention to their needs,” said Kum. “To be the top community bank competitor in this market, we must continually enhance our ability to provide service, quality and value. This is a new company, and we have the chance to build the dominant business bank of choice in Southern California.”

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is an emerging force in Southern California banking. With assets exceeding $1 billion, the company operates throughout Southern California, primarily under the First California Bank brand. The bank’s focus is the commercial market, particularly small- and middle-sized businesses and commercial real estate, development and construction concerns. With a commitment to provide the best client service available in its markets, the bank offers a full line of quality commercial banking products through 12 full-service branch offices and two loan production offices. The holding company’s website can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit http://www.fcbank.com.

Forward Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to future integration activity charges, the integration of employees into the new First California culture and blending the cultures of the three merged banks, the implementation of First California’s new marketing and brand development strategy, quality of and losses related to First California’s commercial lending portfolio, First California’s growth plan and growth opportunities, initiatives to solidify and strengthen client relationships, efforts to seek out new client relationships, expected acceleration in the Southern California business economy, the expansion in services and products offered to First California customers and creating operating efficiencies. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, the impact of the current national and regional economy on small business loan demand in Southern California, loan delinquency rates, the ability of First California and First California Bank to retain customers, interest rate fluctuations and the impact on margins, demographic changes, demand for the products and services of First California and First California Bank, as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in First California’s Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission (“SEC”). The documents filed by First California with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 1880 Century Park East, Suite 800, Los Angeles, CA 90067. Attention: Investor Relations. Telephone (310) 282-6703.

(Financial Tables Follow)

First California Financial Group

Unaudited Financial Results

(in thousands except for share data and ratios)
As of or for the quarter ended	30-Jun-07	31-Mar-07	31-Dec-06	30-Sep-06	30-Jun-06
Income statement summary
Net interest income	$11,684	$7,146	$5,805	$5,861	$5,966
Service charges, fees & other income	851	486	315	273	264
Loan commissions & sales	816	226	—	—	—
Operating expenses	8,228	5,249	3,889	3,477	3,763
Provision for loan losses	—	—	104	72	40
Amortization of intangible assets	220	62	55	56	56
Gain on sale of charter	2,375	—	—	—	—
Integration/conversion expense	1,427	3,476	—	—	—
Expense of early termination of debt	—	1,564	—	—	—
Insurance proceeds and other	—	—	808	—	—
Trading gains (losses) on non-hedge derivatives	—	—	—	550	(369)
Net settlement on interest rate swaps	—	—	—	5	29

Income (loss) before tax	5,851	(2,492)	2,880	3,084	2,031
Tax expense (benefit)	2,741	(1,397)	1,196	1,328	885

Net income (loss)	$3,110	$(1,095)	$1,684	$1,756	$1,146

Balance sheet data
Total assets	$1,033,782	$1,064,896	$501,563	$494,197	$491,402
Shareholders’ equity	131,209	128,113	45,069	42,777	39,036
Common shareholders’ equity	130,209	127,113	44,069	41,777	38,036
Earning assets	914,784	933,048	472,132	465,698	458,062
Loans	731,098	722,445	365,718	358,220	351,229
Loans - held for sale	7,256	25,583	—	—	—
Securities	173,654	182,220	104,414	105,478	103,970
Federal funds sold & other	2,775	2,800	2,000	2,000	2,863
Interest-bearing funds	670,377	723,418	335,633	331,742	329,639
Interest-bearing deposits	557,034	572,679	264,869	263,678	256,925
Borrowings	86,721	123,734	55,300	52,600	57,250
Junior subordinated debt	26,622	27,005	15,464	15,464	15,464
Goodwill and other intangibles	60,472	60,605	4,410	4,464	4,520
Deposits	776,596	770,768	380,614	379,418	372,575
Asset quality data and ratios
Loans past due 90 days and accruing	$953	$100	$—	$338	$343
Nonaccruing loans	5,902	334	—	—	—

Total nonperforming loans	6,855	434	—	338	343
Foreclosed property	161	303	303	—	—

Total nonperforming assets	$7,016	$737	$303	$338	$343

Allowance for loan losses	8,296	8,296	4,740	4,661	4,648
Allowance for loan losses to loans	1.13%	1.15%	1.30%	1.30%	1.32%
Common shareholder data
Basic earnings (loss) per share	$0.27	$(0.16)	$0.30	$0.32	$0.21
Diluted earnings (loss) per share	$0.25	$(0.15)	$0.28	$0.29	$0.19
Book value per share	$11.11	$11.01	$7.73	$7.45	$6.89
Tangible book value per share	$5.95	$5.76	$7.03	$6.75	$6.18
Shares outstanding	11,715,185	11,545,601	5,650,147	5,551,267	5,543,891
Basic weighted average shares	11,565,075	6,902,629	5,597,733	5,545,903	5,542,441
Diluted weighted average shares	12,241,087	7,160,279	6,004,100	5,985,837	6,035,527
Selected ratios
Return (loss) on average assets	1.19%	-0.63%	1.34%	1.43%	0.94%
Return (loss) on average equity	9.63%	-5.12%	15.29%	17.05%	11.66%
Equity to assets	12.69%	12.03%	8.99%	8.66%	7.94%
Tangible equity to tangible assets	7.27%	6.72%	8.18%	7.82%	7.09%
Efficiency ratio	61.63%	66.79%	63.55%	51.98%	63.89%
Net interest margin [tax equivalent]	5.06%	4.57%	4.86%	5.09%	5.26%

(in thousands except for share data and ratios)	YTD	YTD
As of or for the six months ended	30-Jun-07	30-Jun-06
Income statement summary
Net interest income	$18,830	$11,682
Service charges, fees & other income	1,337	731
Loan commissions & sales	1,042	—
Operating expenses	13,476	7,439
Provision for loan losses	—	72
Amortization of intangible assets	282	112
Gain on sale of charter	2,375	—
Integration/conversion expense	4,903	—
Expense of early termination of debt	1,564	—
Insurance proceeds and other	—	—
Trading gains (losses) on non-hedge derivatives		(962)
Net settlement on interest rate swaps	—	72

Income (loss) before tax	3,359	3,900
Tax expense (benefit)	1,344	1,698

Net income (loss)	$2,015	$2,202

Balance sheet data
Total assets	$1,033,782	$491,402
Shareholders’ equity	131,209	39,036
Common shareholders’ equity	130,209	38,036
Earning assets	914,784	458,062
Loans	731,098	351,229
Loans - held for sale	7,256	—
Securities	173,654	103,970
Federal funds sold & other	2,775	2,863
Interest-bearing funds	670,377	329,639
Interest-bearing deposits	557,034	256,925
Borrowings	86,721	57,250
Junior subordinated debt	26,622	15,464
Goodwill and other intangibles	60,472	4,520
Deposits	776,596	372,575
Asset quality data and ratios
Loans past due 90 days and accruing	$1,225	$343
Nonaccruing loans	5,720	—

Total nonperforming loans	6,945	343
Foreclosed property	161	—

Total nonperforming assets	$7,106	$343

Allowance for loan losses	8,296	4,648
Allowance for loan losses to loans	1.13%	1.32%
Common shareholder data
Basic earnings (loss) per share	$0.22	$0.40
Diluted earnings (loss) per share	$0.20	$0.37
Book value per share	$11.11	$6.86
Tangible book value per share	$5.95	$6.05
Shares outstanding	11,715,185	5,543,891
Basic weighted average shares	9,246,732	5,542,441
Diluted weighted average shares	9,933,408	6,035,527
Selected ratios
Return (loss) on average assets	0.93%	0.87%
Return (loss) on average equity	4.02%	6.92%
Equity to assets	12.69%	7.94%
Tangible equity to tangible assets	7.27%	7.09%
Efficiency ratio	63.54%	64.56%
Net interest margin [tax equivalent]	4.87%	5.26%

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